SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
[ ] (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12
                               THE LIMITED, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.
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     and 0-11.
[ ]  (1)   Title of each class of securities to which transaction applies:

[ ]  (2)   Aggregate number of securities to which transaction applies:

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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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                               THE LIMITED, INC.

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                          SUPPLEMENTAL PROXY MATERIALS

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     These supplemental proxy materials relate to the special meeting of stockholders of The Limited, Inc. to approve the issuance of shares of Limited common stock in connection with The Limited's offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands, Inc. and subsequent "short-form" merger of Intimate Brands with a wholly owned subsidiary of The Limited.

     On March 7, 2002, The Limited issued a press release announcing that it has increased the exchange ratio in the offer from 1.046 to 1.10 shares of Limited common stock for each share of Intimate Brands Class A common stock that is validly tendered on or prior to the expiration date and not properly withdrawn. The press release further stated that the offer will remain open until 12:00 midnight, New York City time, on March 20, 2002, unless extended. Except for the increase in the exchange ratio and the change in the expiration date, all other terms of the offer and the related merger remain the same.

     The special meeting of stockholders, originally scheduled for March 11, 2002, will be adjourned to a later date to be announced shortly. The purpose of the special meeting will remain the same. Stockholders of record at the close of business on February 15, 2002 may vote at the special meeting. Stockholders who have already voted do not need to vote again unless they wish to change their vote. Stockholders may change their vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.


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              BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

     The discussion set forth in the proxy statement previously mailed to stockholders under "Background and Reasons for the Offer and the Merger" is hereby amended and supplemented as follows:

     Following the commencement of the offer, the Board of Directors of Intimate Brands established a Special Committee consisting of Intimate Brands directors Roger D. Blackwell, Donna A. James and William E. Kirwan to evaluate the offer and make a recommendation to Intimate Brands stockholders. The Special Committee subsequently retained Wilmer, Cutler & Pickering as its legal counsel and Credit Suisse First Boston Corporation as its financial advisor.

     During the weeks after commencement of the offer, representatives of The Limited met with various Limited and Intimate Brands stockholders and, together with The Limited's financial and legal advisors, had a number of discussions concerning the proposed transaction and related issues with the Special Committee's advisors. In addition, The Limited provided certain information requested by the Special Committee's financial advisors and counsel.

     On February 20, 2002, the Special Committee filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14d-9 stating that, among other things, it was unable to take a position with respect to the offer at that time because it had not completed a full and deliberate review and evaluation of the material terms of the transaction together with its legal and financial advisors, sufficient to enable the Special Committee to take an informed position with respect to the offer and to discharge properly its fiduciary duties under applicable law.

     On March 5, 2002, counsel to the Special Committee reported to counsel to The Limited that the Special Committee had a number of questions concerning the transaction which they wished to discuss with Leslie H. Wexner, Chairman and Chief Executive Officer of The Limited. On March 6, Mr. Wexner spoke with members of the Special Committee. Mr. Wexner addressed The Limited's reasons for a recombination of The Limited and Intimate Brands and various related matters.

     On March 6, 2002, on the basis of a number of factors, including market trading patterns, feedback from Intimate Brands and Limited stockholders and questions and comments from members of the Special Committee and the Special Committee's financial and legal advisors, a committee of the Board of Directors of The Limited consisting of Mr. Wexner and Allan R. Tessler, Chairman of the Finance Committee of the Board of Directors of The Limited, approved an increase in the exchange ratio in the offer to 1.10 shares of Limited common stock for each share of Intimate Brands Class A common stock. On March 7, 2002, The Limited issued a press release announcing the increase in the exchange ratio and the extension of the offer period until 12:00 midnight, New York City time, on Wednesday, March 20, 2002.


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        IMPACT ON UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The increase in the exchange ratio from 1.046 to 1.10 has the following effects on the unaudited pro forma consolidated financial statements contained in the proxy statement previously mailed to stockholders:

Unaudited Pro Forma Consolidated Statement of Income for the fiscal year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001

- The pretax, non-cash compensation expense adjustment related to the exchange of unvested Intimate Brands stock awards for Limited stock awards discussed in Note 3(b) to the unaudited pro forma consolidated financial statements increases from $18.0 million to $20.9 million;

-    The pro forma number of shares outstanding increases from 510.1 million to
     514.4 million for basic shares and from 532.1 million to 536.7 million for diluted shares;

- Basic pro forma earnings per share decreases from $0.95 to $0.94 and diluted pro forma earnings per share decreases from $0.91 to $0.90.

     In addition, the one-time, after tax non-cash charge related to vested Intimate Brands stock awards discussed in Note 3(b) to the unaudited pro forma consolidated financial statements increases from $20.4 million to $23.7 million.

     The increase in the exchange ratio has a similar effect on the unaudited pro forma consolidated statement of income for the thirty-nine weeks ended November 3, 2001.

Unaudited Pro Forma Consolidated Balance Sheet at November 3, 2001

- The number of Limited common shares to be issued as discussed in Note 2(d) to the unaudited pro forma consolidated financial statements increases from 83.8 million to 88.1 million. As a result, the market value of Limited common stock to be issued increases from $1.487 billion to $1.564 billion and the excess of purchase price over net assets acquired (included in other assets) increases from $1.098 billion to $1.175 billion;

- Total pro forma shareholders' equity increases from $3.928 billion to $4.007 billion as a result of the net impact of the previously described items.

     We have prepared the foregoing information based on available information using assumptions that The Limited's management believes are reasonable. The foregoing information is being provided for informational purposes only. It does not purport to represent The Limited's actual financial position or results of operations had the offer and merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date. The foregoing information should be read in conjunction with the unaudited pro forma consolidated financial statements contained in the proxy statement previously mailed to stockholders and The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes incorporated by reference into that proxy statement.


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